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Exhibit 5.1

[LETTERHEAD]

January 17, 2002

Board of Directors
BigInning Ventures, Inc.

Re:	BigInning Ventures, Inc. Registration Statement on Form SB-2

Gentlemen:

        I have been retained by BigInning Ventures, Inc. (the "Company") in connection with the Registration Statement (the "Registration Statement") on Form SB-2, to be filed by the Company with the Securities and Exchange Commission relating to the offering of securities of the Company. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

        In connection with the request, we have examined the following:

  1.
  Articles of Incorporation of the Company;

  2.
  Bylaws of the Company;

  3.
  The Registration Statement; and

  4.
  Unanimous consent resolutions of the Company's Board of Directors.

        We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant. Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, and fully paid, and non-assessable under the corporate laws of the State of Nevada.

        We consent to our name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

Kennan E. Kaeder
KEK/jr.

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  Exhibit 5.1